www.genpt.com

News Release

April 22, 2025

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports First Quarter 2025 Results and Reaffirms Full-Year Outlook

•Sales of $5.9 billion
•Diluted EPS of $1.40
•Adjusted Diluted EPS of $1.75
•Reaffirms 2025 Outlook:
◦Revenue Growth of 2% to 4%
◦Adjusted Diluted EPS of $7.75 to $8.25

ATLANTA -- Genuine Parts Company (NYSE: GPC), a leading global service provider of automotive and industrial replacement parts and value-added solutions, announced today its results for the first quarter ended March 31, 2025.

“We had a solid start to 2025, despite the tariffs and trade dynamics that are impacting the operating landscape," said Will Stengel, President and Chief Executive Officer. "We remain focused on what we can control—excellent customer service and our strategic initiatives to improve the business. I am proud of our teammates across the globe and want to thank them for their dedication to serving our customers.”

First Quarter 2025 Results

Sales were $5.9 billion, a 1.4% increase compared to $5.8 billion in the same period of the prior year. The improvement is attributable to a 3.0% benefit from acquisitions, partially offset by a 0.8% decrease in comparable sales and a 0.8% net unfavorable impact of foreign currency and other. The first quarter included one less selling day in the U.S. versus the same period of the prior year, which negatively impacted sales growth and comparable sales growth by approximately 1.1%.

Net income was $194 million, or $1.40 per diluted earnings per share. This compares to net income of $249 million, or $1.78 per diluted share in the prior year period.

Adjusted net income was $243 million, or $1.75 per diluted earnings per share. Adjusted net income excludes a net expense of $49 million after tax adjustments, or $0.35 per diluted share, which relates to costs associated with the company's global restructuring initiative and the ongoing integration of acquired independent automotive stores. This compares to adjusted net income of $311 million, or $2.22 per diluted share in the prior year period. Refer to the reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share for more information.

First Quarter 2025 Segment Highlights

Automotive Parts Group ("Automotive")

Global Automotive sales were $3.7 billion, up 2.5% from the same period in 2024. The improvement is attributable to a 4.1% benefit from acquisitions, partially offset by 0.8% decrease in comparable sales and a 0.8% net unfavorable impact of foreign currency and other. The one less selling day in the U.S. compared to the prior year period negatively impacted Global Automotive sales growth and comparable sales growth by approximately 0.9%. Segment EBITDA of $286 million decreased 10.7%, with segment EBITDA margin of 7.8%, down 110 basis points from the same period of the prior year.

Industrial Parts Group ("Industrial")

Industrial sales were $2.2 billion, down 0.4% from the same period in 2024, with a 1.3% benefit from acquisitions, offset by a 0.7% decrease in comparable sales and 1.0% unfavorable impact of foreign currency. The one less selling day in the U.S. compared to the prior year period negatively impacted Global Industrial sales growth and comparable sales growth by approximately 1.5%. Segment EBITDA was in-line with the prior year period at $279 million, with segment EBITDA margin of 12.7%, up 10 basis points from the same period of the prior year.

Balance Sheet, Cash Flow and Capital Allocation

The company's cash flow from operations decreased $41 million for the first three months of 2025 mostly due to lower net income and working capital changes primarily driven by seasonal sales and purchasing trends. Net cash used in investing activities was $155 million, including $120 million for capital expenditures and $74 million for acquisitions. Net cash provided by financing activities was $129 million, including $772 million in net proceeds of commercial paper, partially offset by $134 million for quarterly dividends paid to shareholders. Free cash flow decreased $161 million for the first three months of 2025. Refer to the reconciliation of GAAP net cash provided by operating activities to free cash flow for more information.

As of March 31, 2025, the company had $420 million in cash and cash equivalents, as well as $2 billion in undrawn capacity on the company's Revolving Credit Agreement, before giving effect to commercial paper borrowings.

2025 Outlook

The company is reaffirming full-year 2025 guidance previously provided in its earnings release on February 18, 2025. The company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, geopolitical conflicts and the potential impact on results in updating its guidance, which is outlined in the table below.

The outlook below does not include impacts from new U.S. tariffs announced in the first quarter or any reciprocal tariffs, which are inherently difficult to predict given the high level of uncertainty regarding trade negotiations and responses that may occur in the future. In addition, the outlook does not include the previously announced one-time, non-cash charge the company expects to record when its U.S. pension plan termination settles (which is expected to occur in late 2025 or in early 2026). This one-time, non-cash charge is not included in the 2025 outlook due to the uncertainty regarding when the termination of the plan will ultimately settle. However, to the extent the one-time, non-cash charge is recognized in 2025, diluted earnings per share in the table below will be impacted. The one-time, non-cash charge will not impact adjusted diluted earnings per share. See footnote one below for additional information.

For the Year Ending December 31, 2025
Total sales growth	2% to 4%
Automotive sales growth	2% to 4%
Industrial sales growth	2% to 4%
Diluted earnings per share(1)	$6.95 to $7.45
Adjusted diluted earnings per share	$7.75 to $8.25
Effective tax rate	Approximately 24%
Net cash provided by operating activities	$1.2 billion to $1.4 billion
Free cash flow	$800 million to $1.0 billion
(1)As noted above, GAAP (as defined below) diluted earnings per share outlook for 2025 does not include the potential impact of the one-time, non-cash charge the company will incur upon settlement of its U.S. pension plan termination given the timing uncertainty. The pension plan settlement process involves several regulatory steps and approvals. Subject to completion of these steps and approvals, settlement is expected between late 2025 and early 2026. The one-time, non-cash charge to be recognized at settlement will be equal to the actuarial losses accumulated in accumulated other comprehensive income, which totaled approximately $735 million ($540 million, net of tax) as of December 31, 2024. The actual amount of the settlement charges will depend on the valuation of the pension obligation at the settlement date, which is dependent upon interest rates, the lump sum election rate, the cost to purchase annuities, U.S. pension plan asset returns, and other factors. Additional information can be found in the Employee Benefits Plans footnote to the company’s consolidated financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 2024. In addition, given the bespoke nature of the one-time, non-cash charge, which is not representative of the company’s continuing operations, non-GAAP adjusted diluted earnings per share will exclude the impact of the one-time, non-cash charge.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income, adjusted diluted net income per common share and free cash flow. The company believes that the presentation of adjusted net income, adjusted diluted net income per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the company's core operations. The company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. For example, for the three months ended March 31, 2025, certain of the non-GAAP metrics contained herein exclude costs relating to our global restructuring initiative and ongoing integration of acquired independent automotive stores, which are one-time events that do not recur in the ordinary course of our business. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the company’s core operations. The company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below. We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts.

These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. Our calculation of comparable sales is computed using total business days for the period and is inclusive of both company-owned stores and sales to our independent owner's stores. The company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, however our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the company's investor relations website. The call is also available by dialing 800-836-8184. A replay of the call will be available on the company's website or toll-free at 888-660-6345, conference ID 30546#, two hours after the completion of the call.

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service provider of automotive and industrial replacement parts and value-added solutions. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 63,000 teammates. Learn more at genpt.com.

Contacts

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Senior Director- Investor Relations	Vice President- Global Strategic Communications

Forward-Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (SEC), release to the public, or make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include our view of business and economic trends for the remainder of the year, our expectations regarding our ability to capitalize on these business and economic trends and to execute our strategic priorities, and the updated full-year 2025 financial guidance provided above. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

We caution you that all forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, inflation (including the direct and indirect impact of tariffs and other similar measures, as well as the potential impact of retaliatory tariffs and other similar actions) or deflation, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine, the conflict in the Gaza strip and other unrest in the Middle East; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; public health emergencies, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their direct and indirect impact to us, our suppliers and customers; changes in tax policies; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 and from time to time in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024
Net sales	$5,866,069	$5,783,631
Cost of goods sold	3,692,385	3,708,976
Gross profit	2,173,684	2,074,655
Operating expenses:
Selling, administrative and other expenses	1,709,679	1,574,927
Depreciation and amortization	115,435	90,610
Provision for doubtful accounts	5,855	6,211
Restructuring and other costs	54,770	83,042
Total operating expenses	1,885,739	1,754,790
Non-operating expenses (income):
Interest expense, net	37,216	17,690
Other	(908)	(23,006)
Total non-operating expenses (income)	36,308	(5,316)
Income before income taxes	251,637	325,181
Income taxes	57,245	76,287
Net income	$194,392	$248,894
Dividends declared per common share	$1.03	$1.00
Basic earnings per share	$1.40	$1.79
Diluted earnings per share	$1.40	$1.78

Weighted average common shares outstanding	138,783	139,429
Dilutive effect of stock options and non-vested restricted stock awards	417	667
Weighted average common shares outstanding – assuming dilution	139,200	140,096

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)
The following table presents a reconciliation from EBITDA to net income:

	Three Months Ended March 31,
(in thousands)	2025	2024
Net sales:
Automotive	$3,664,888	$3,574,020
Industrial	2,201,181	2,209,611
Segment EBITDA:
Automotive	$285,507	$319,676
Industrial	278,711	278,987
Corporate EBITDA (1)	(91,125)	(82,140)
Interest expense, net	(37,216)	(17,690)
Depreciation and amortization	(115,435)	(90,610)
Other unallocated costs	(68,805)	(83,042)
Income before income taxes	251,637	325,181
Income taxes	(57,245)	(76,287)
Net income	$194,392	$248,894
(1)Corporate EBITDA consists of costs related to our Corporate headquarter’s broad support to our business units and other costs that are managed centrally and not allocated to business segments. These include personnel and other costs for company-wide functions such as executive leadership, human resources, technology, cybersecurity, legal, corporate finance, internal audit, and risk management, as well as product liability costs and A/R Sales Agreement fees.
The following table presents a summary of the other unallocated costs:

	Three Months Ended March 31,
(in thousands)	2025	2024
Other unallocated costs:
Restructuring and other costs (2)	$(54,770)	$(83,042)
Acquisition and integration related costs and other (3)	(14,035)	—
Total other unallocated costs	$(68,805)	$(83,042)
(2)    Amount reflects costs related to our global restructuring initiative which includes a voluntary retirement offer in the U.S. in 2024 and rationalization and optimization of certain distribution centers, stores and other facilities.
(3)     Amount primarily reflects lease and other exit costs related to the ongoing integration of acquired independent automotive stores.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$420,447	$479,991
Trade accounts receivable, less allowance for doubtful accounts (2025 – $68,332; 2024 – $68,976)	2,507,216	2,182,856
Merchandise inventories, net	5,632,947	5,514,427
Prepaid expenses and other current assets	1,653,778	1,675,310
Total current assets	10,214,388	9,852,584
Goodwill	2,985,719	2,897,270
Other intangible assets, less accumulated amortization	1,840,396	1,799,031
Property, plant and equipment, less accumulated depreciation (2025 – $1,839,494; 2024 – $1,771,785)	1,986,807	1,950,760
Operating lease assets	1,829,113	1,769,720
Other assets	960,782	1,013,340
Total assets	$19,817,205	$19,282,705

Liabilities and equity
Current liabilities:
Trade accounts payable	$6,011,293	$5,923,684
Short-term borrowings	813,936	41,705
Current portion of long-term debt	—	500,000
Dividends payable	142,951	134,355
Other current liabilities	1,917,020	1,925,636
Total current liabilities	8,885,200	8,525,380
Long-term debt	3,775,858	3,742,640
Operating lease liabilities	1,512,488	1,458,391
Pension and other post–retirement benefit liabilities	220,031	218,629
Deferred tax liabilities	427,593	441,705
Other long-term liabilities	531,472	544,109
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2025 – 138,788,979 shares; 2024 – 138,779,664 shares	138,789	138,780
Additional paid-in capital	204,595	196,532
Accumulated other comprehensive loss	(1,208,730)	(1,261,743)
Retained earnings	5,315,279	5,263,838
Total parent equity	4,449,933	4,337,407
Noncontrolling interests in subsidiaries	14,630	14,444
Total equity	4,464,563	4,351,851
Total liabilities and equity	$19,817,205	$19,282,705

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	Three Months Ended March 31,
	2025	2024
Operating activities:
Net income	$194,392	$248,894
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	115,435	90,610
Share-based compensation	8,574	8,564
Excess tax benefits from share-based compensation	(182)	(3,461)
Other operating activities, including changes in operating assets and liabilities	(359,046)	(26,301)
Net cash (used in) provided by operating activities	(40,827)	318,306
Investing activities:
Purchases of property, plant and equipment	(119,840)	(115,690)
Proceeds from sale of property, plant and equipment	15,814	68,462
Acquisitions of businesses	(74,127)	(134,677)
Proceeds from divestitures of businesses	—	3,381
Other investing activities	23,335	80
Net cash used in investing activities	(154,818)	(178,444)
Financing activities:
Proceeds from debt	20,011	14
Payments on debt	(522,352)	(660)
Net proceeds of commercial paper	772,108	—
Shares issued from employee incentive plans	(502)	(2,211)
Dividends paid	(134,355)	(132,635)
Purchases of stock	—	(37,500)
Other financing activities	(6,168)	(2,231)
Net cash provided by (used in) financing activities	128,742	(175,223)
Effect of exchange rate changes on cash and cash equivalents	7,359	(17,058)
Net decrease in cash and cash equivalents	(59,544)	(52,419)
Cash and cash equivalents at beginning of period	479,991	1,102,007
Cash and cash equivalents at end of period	$420,447	$1,049,588

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)
The table below represents a reconciliation from GAAP net income to adjusted net income:

	Three Months Ended March 31,
(in thousands)	2025	2024
GAAP net income	$194,392	$248,894

Adjustments:
Restructuring and other costs (1)	54,770	83,042
Acquisition and integration related costs and other (2)	14,035	—
Total adjustments	68,805	83,042
Tax impact of adjustments (3)	(20,124)	(21,038)
Adjusted net income	$243,073	$310,898

The table below represent amounts per common share assuming dilution:

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024
GAAP diluted net income per common share	$1.40	$1.78

Adjustments:
Restructuring and other costs (1)	0.39	0.59
Acquisition and integration related costs and other (2)	0.10	—
Total adjustments	0.49	0.59
Tax impact of adjustments (3)	(0.14)	(0.15)
Adjusted diluted net income per common share	$1.75	$2.22
Weighted average common shares outstanding – assuming dilution	139,200	140,096

(1)     Amount reflects costs related to our global restructuring initiative which includes a voluntary retirement offer in the U.S. in 2024 and rationalization and optimization of certain distribution centers, stores and other facilities.
(2)     Amount primarily reflects lease and other exit costs related to the ongoing integration of acquired independent automotive stores.
(3)    We determine the tax effect of non-GAAP adjustments by considering the tax laws and statutory income tax rates applicable in the tax jurisdictions of the underlying non-GAAP adjustments, including any related valuation allowances. For the three months ended March 31, 2025, we applied the statutory income tax rates to the taxable portion of all of our adjustments, which resulted in a favorable tax impact of $20 million.

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the condensed consolidated statements of income.

	Three Months Ended March 31,
(in thousands)	2025	2024
Line item:
Selling, administrative and other expenses	$14,035	$—
Restructuring and other costs	54,770	83,042
Total adjustments	$68,805	$83,042

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended March 31, 2025
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	(0.8)%	4.1%	(1.9)%	1.1%	2.5%
Industrial	(0.7)%	1.3%	(1.0)%	—%	(0.4)%
Total Net Sales	(0.8)%	3.0%	(1.5)%	0.7%	1.4%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2025	2024
Net cash (used in) provided by operating activities	$(40,827)	$318,306
Purchases of property, plant and equipment	(119,840)	(115,690)
Free Cash Flow	$(160,667)	$202,616

For the Year Ending December 31, 2025
Net cash provided by operating activities	$1.2 billion to $1.4 billion
Purchases of property, plant and equipment	$400 million to $450 million
Free Cash Flow	$800 million to $1.0 billion